                                                                    Exhibit 10.5

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [Intentionally Redacted]. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.


                  SUPPLY, DISTRIBUTION and MARKETING AGREEMENT
                  --------------------------------------------


     THIS AGREEMENT made as of this 15th day of August, 2003, by and between LANNETT COMPANY, INC., a Delaware corporation whose principal office is at 9000 State Road, Philadelphia, PA 19136 (hereinafter referred to as "Lannett"), and NEOJB LLC, a Delaware limited liability company (and a subsidiary of SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation), whose principal office is at 157 Technology Drive, Irvine, California 92618 (hereinafter referred to as "Spectrum").

                                   WITNESSETH

     WHEREAS, Spectrum represents that it is engaged in the development, supply and marketing of pharmaceutical products for human use, and that it is, subject to receipt of all necessary governmental approvals, ready, willing and able to supply Lannett CIPROFLOXACIN (hereinafter referred to and further defined as "Product"); and

     WHEREAS, Lannett desires to have available on a coordinated, continuing basis the manufacture of Product; and


     WHEREAS, Spectrum is willing to supply Product for Lannett's use on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

          1. Definitions. For all purposes of this Agreement (this "Agreement"), the following terms shall have the following meanings:

               1.1 "ANDA" shall mean abbreviated new drug application.

               1.2 "cGMPs" shall mean the current Good Manufacturing Practices as defined in regulations promulgated by the FDA under the Act and as generally understood and interpreted by the pharmaceutical industry.

               1.3 "FDA" shall mean the United States Food and Drug Administration, any successor agencies or departments, or any other federal agency serving in the same or similar function.

               1.4 "Product" shall mean Ciprofloxacin Hydrochloride, as defined in the latest edition of United States Pharmacopeia ("USP"), in tablet form, in such dosages as may be set forth in Exhibit A hereto. The term "Product" shall also include such other products as may be mutually agreed upon by the parties from time to time.

               1.5 "Reference Product" means the reference drug listed in the FDA's Orange Book, as the same may change from time to time.

               1.6 "Territory" shall mean the United States of America and its territories, commonwealths and possessions.

          2.   Premises, Terms and Conditions of Development and Manufacture.

               2.1 On and subject to the terms hereof, Spectrum hereby agrees to supply Lannett all of the requirements of Lannett for the Product necessary to supply its customers in the Territory in accordance with established business practices of Lannett.

               2.2 On and subject to the terms hereof, Lannett agrees to purchase from Spectrum its entire requirements of the Product for the Territory and, except as permitted hereunder, not to manufacture or cause to have manufactured the Product for sale in the Territory, nor cause to have the Product manufactured for marketing in the Territory during the term of this Agreement. If Spectrum is unable to produce a sufficient quantity of Product to meet the requirements of Lannett on the delivery dates requested by Lannett for a period of four (4) consecutive months, then Lannett may obtain the same from another supplier or manufacturer mutually acceptable to both Lannett and Spectrum, provided that Lannett purchases all of the Product that Spectrum is able to produce, subject to the terms of this Agreement. If the foregoing event should occur and Spectrum subsequently increases its production after Lannett has found an additional source, then the parties must mutually agree on the phasing and timing of Spectrum's and the other supplier's additional production in order to restore Spectrum's exclusivity as soon as reasonably possible.

               2.3 Spectrum shall arrange to commence manufacture of all orders within thirty (30) working days from receipt thereof (as raw material deliveries permit).

               2.4 Lannett will use commercially reasonable efforts to market and sell an annual minimum amount of tablets or capsules per strength of each of the Product(s), which amount shall be mutually agreed upon by Lannett and Spectrum. Product(s) may only be shipped if the package configuration is in compliance with the cGMP and FDA regulations.

               2.5 Subject to the terms of this Agreement, Spectrum shall be solely responsible for all development costs and expenses associated with this Agreement that it may incur or that may be incurred by its affiliates or subsidiaries, including, but not limited to, stability determination, production demonstration batches, and other scale up and laboratory costs and expenses, all of which will be within Spectrum's sole discretion.

               2.6 Lannett shall also perform the following services: a commercially reasonable volume of advertising and promotional activities, registering Product National Drug Codes ("NDCs") for the Product in national databases and state formularies, and submitting pricing for the Product to the Center for Medicaid Services for state reimbursement purposes, shipping product to customers, paying freight charges for delivery to customers, billing customers and servicing customer accounts receivable.

               2.7 Any work that is to be done by either Lannett or Spectrum under this Agreement may be subcontracted to a third party in accordance with the approved ANDA, cGMP's and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of Lannett or Spectrum, as the case may be; provided, however, that, as between Lannett and Spectrum, the subcontracting party shall be and remain responsible for all acts and omissions of any such subcontractor.

               2.8 This Agreement shall serve as the master agreement between the parties and, as such, sets forth all of the terms and conditions concerning, and shall govern the purchase by each party, by whatever means of, of all Product (and all components and ingredients thereof) from the other party hereto. Specific orders of Product hereunder shall be made by purchase order (written or electronically transmitted), setting forth the quantity and description of Product, delivery dates and shipping instructions (if other than as set forth herein). Unless agreed to in writing signed by both parties, any and all terms and conditions which add to, vary from or conflict with the terms and conditions of this Agreement shall be of no effect, whether such terms and conditions are set forth in either party's purchase order, invoice, confirmation (written or electronically transmitted), packing slip, bill of lading or any other writing, and regardless of whether the Product shall have been shipped, accepted or paid for. The parties further agree that no course of prior dealings between the parties shall in any way modify, change or supersede the terms and conditions of this Agreement.

               2.9 Spectrum will use commercially reasonable efforts to process an ANDA for the Product through the FDA. Spectrum's duties under this Agreement are conditioned upon issuance and continued validity of FDA approvals necessary for the performance of its duties hereunder including without limitation final approval of the ANDA for the Product.

          3.   Additional Products.

               3.1 If Spectrum desires to add one or more additional pharmaceutical products to the Products covered by this Agreement, it shall send written notice thereof to Lannett, setting forth its proposal in such detail as may be appropriate under the circumstances (the "Product Proposal").

               3.2 Lannett will respond to each Product Proposal by confirming or rejecting Lannett's interest in marketing and distributing the subject of such Product Proposal. If Lannett is interested in marketing and distributing such Product, Lannett will submit to Spectrum its expected purchases, including quantity and a desired transfer cost for, such Product. Spectrum will then confirm or reject Lannett's proposal for purchases of such products.

               3.3 For each additional Product added to this Agreement, Spectrum will be solely responsible for developing or having developed the finished dosage form of such Products, submitting appropriate ANDAs to the FDA with respect thereto, and receiving approval from the FDA of such ANDAs for distribution of such Products. The FDA approved finished dosage form will be manufactured by or for Spectrum and will either be packaged in bottles or will be shipped in bulk for Lannett for packaging into trade bottles of 100's and 1000's. After receipt of FDA approval, Spectrum will offer a reliable and constant supply of the finished dosage Product to Lannett to meet Lannett's needs under this Agreement. The terms of the transactions between Spectrum and Lannett for such future finished dosage Products shall be negotiated on an individual Product-by-Product basis.

               3.4 Any Products added to this Agreement under this Paragraph 3 shall be deemed to be a "Product" within the meaning of this Agreement and shall be subject to all of the terms and conditions hereof that are applicable thereto.

               3.5 If Lannett agrees to distribute any Product manufactured by or for Spectrum (other than Ciprofloxacin), Lannett shall not, without Spectrum's prior written approval, such approval not to be unreasonably withheld or delayed, market, distribute or sell a product that competes with such Product. As used herein, one product "competes" with another if it is therapeutically equivalent (AB or AA rated) to the same innovator drug to which the Spectrum Product is AB or AA rated.

          4.   Forecasts.

               4.1 [Intentionally Redacted]

               4.2 [Intentionally Redacted]

          5.   Product Description and Regulatory Materials.

               5.1 The Product and all components and ingredients thereof shall be produced in strict accordance with cGMPs and the formulae specifications which have been developed to meet the specifications set forth in Exhibit A for dosage strength, and in accordance with quality control procedures and associated test methods for the manufacturing process as developed by or for Spectrum, and acceptance specifications and test methods for the Product as jointly approved by Spectrum and Lannett.

               5.2 Spectrum shall supply to Lannett the protocol of assay of all controlled tests performed on the Product and shall, for each batch of Product delivered hereunder, supply Lannett with the results thereof. Spectrum shall test raw materials and Product, and further, will use no raw materials in the manufacture of the Product which fail to meet or exceed the current National Formulary/United States Pharmacopoeia compendia standards for such materials, where such standards are established.

               5.3 Spectrum agrees that the stability data for the Product as packaged for the existing ANDA will be obtained by Spectrum and will be provided to Lannett. Stability is guaranteed by Spectrum for the Product in finished package form, for the period supported by the stability data. Following the execution of this Agreement, Lannett will commence sales of the Product in the ANDA approved packages, which will provide the Product with an expiration date of not less than twenty-four (24) months. If, thereafter, Lannett chooses a package size different than those approved in the ANDA, Lannett may request that Spectrum undertake a 90-day stability test, which may provide the Product with an expiration date of not less than two (2) years. Upon receipt of such request, Spectrum will promptly commence or arrange for such a 90-day stability test at Lannett's expense and will promptly provide the results thereof to Lannett.

[Intentionally Redacted] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

               5.4 Spectrum agrees to validate all manufacturing, packaging and testing procedures under the Act.

               5.5 The package labels for the Product will be jointly developed by Spectrum and Lannett. The labels will contain the Lannett logo and the Spectrum Pharmaceuticals, Inc. logo in equal prominence in all, and such other marketing information as the parties may mutually agree upon.

          6.   Inspection of Manufacturing Site and Product Approval.

               6.1 Lannett shall have the right to inspect at reasonable times, during normal business hours, on reasonable prior notice, the operations and facilities wherein the Product is being manufactured, packaged, tested, labeled and/or stored for shipping.

               6.2 The Product manufactured by or for Spectrum shall be subject to approval by Lannett's quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not each batch of Product meets the specifications referred to in Paragraph 5.1.

               6.3 Lannett shall, as promptly as reasonably practicable, normally within fifteen (15) working days after receipt but not exceeding thirty
(30) days, notify Spectrum of its approval or disapproval of samples of each batch of Product tested.

               6.4 Spectrum warrants that the manufacturer's plant for manufacture of the Product is and shall be in compliance with cGMPs and that the manufacturer's plant(s) is and shall continue to be available for FDA inspection if and when the FDA so requests.

          7.   Product Materials and Shipment.

               7.1 All boxes, labels, inserts, droppers and other components of the Product, as well as all shipping containers for the Product, shall be provided by Spectrum. The Product will be palletized in corrugate boxes or other form approved in advance by Lannett.

               7.2 All orders for Product shall be placed by means of a purchase order issued by Lannett to Spectrum. Spectrum shall notify Lannett in writing within fifteen (15) business days of its receipt of Lannett's purchase order if Spectrum is unable to make any scheduled delivery and state the reasons therefor. The absence of such notice constitutes acceptance of the purchase order.

               7.3 Spectrum shall deliver Product in accordance with the delivery dates contained in the purchase order or on such other dates as the parties may agree. Lannett may return non-conforming shipments at Spectrum's sole risk and expense.

               7.4 All Product provided by Spectrum under this Agreement shall be subject to inspection and approval by Lannett for a five (5) business days after receipt, notwithstanding prior payments therefor, and may be rejected, in whole or in part, by Lannett, as if it had never been accepted, if any such Product is found not to be in compliance with Paragraphs 5.1, 5.2, 5.3 and/or
5.4. Lannett may also reject any Product not ordered if Spectrum has substituted a different quantity, quality or type of product for the Product ordered by Lannett. If so rejected by Lannett, such Product (and in the case of Product shipped in excess of any order, the excess) shall be subject to return to Spectrum with charges for return transportation, insurance, labor and other costs of unloading and reloading, payable by Spectrum, with full credit to Lannett. Product so rejected may not be reshipped except upon receipt of written instructions from Lannett. Neither the payment of any invoice nor any delay in the return of Product shall constitute acceptance of such Product or be deemed a waiver of Lannett's right to reject or return such Product under this Paragraph even if such Product was subsequently sold and then returned by the purchaser thereof to Lannett.

          8.   Product Price, Payment and Transfer cost Adjustments.

               8.1 For the finished Product, manufactured and packaged and delivered to Lannett hereunder, Lannett shall pay Spectrum the transfer costs set forth in Exhibit A hereto.

               8.2 Payment for the transfer cost of any Product purchased hereunder shall be made by Lannett no later than thirty-five (35) days after the date of invoice. If Product has been rejected at a time after payment is made, and is found not to be in compliance with the guarantees as stated in Paragraphs 5.1, 5.2, 5.3 and 5.4, Spectrum will issue a check or credit to be applied to the next scheduled delivery for the amount of the Product so found to be in non-compliance with these terms.

               8.3 [Intentionally Redacted]

               8.4 [Intentionally Redacted]

          9.   Term and Termination.

               9.1 The initial term of this Agreement shall begin as of the date first set forth above and shall expire eighteen (18) months after the date upon which Spectrum is first legally allowed to sell the Product in the United States. If so desired, this Agreement may be renewed by the written, mutual agreement of both parties. Such a renewal may be executed before or after the last day of the initial term of this Agreement.

               9.2 Lannett shall also have the right to terminate this Agreement and/or suspend further performance under this Agreement without terminating this Agreement, without liability except for unpaid prior delivered Product, if: (a) Spectrum breaches any of its obligations under this Agreement in any material respect and fails to cure such breach within thirty (30) days of Lannett's written notice to Spectrum of such breach; or (b) Spectrum becomes insolvent, makes an assignment for the benefit of creditors or files or has filed against it a petition in bankruptcy, or has a receiver, marshal or trustee placed in possession of all or substantially all of Spectrum's assets, plant(s), equipment, inventory or raw or finished materials; or (c) Spectrum loses any approval(s) from the FDA required to perform its obligations under this Agreement because of felonious or fraudulent reasons or is otherwise involved in involved in felonious or fraudulent activities.

               9.3 If Lannett decides to terminate this Agreement after receipt of FDA approval to market for any reason other than as a result of one of the events described in Paragraph 9.2, or if Spectrum terminates this Agreement pursuant to Paragraph 9.4 below, then, at Spectrum's election, Lannett shall have the obligation to purchase all of Spectrum's components, materials and finished goods inventory of the Product on hand at the time of the

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filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

termination of this Agreement. Such purchase must be completed within thirty
(30) days of the date of termination and shall be accompanied by a transfer to Lannett from Spectrum of ownership of the components, materials and Product so purchased, including, but not limited to, all records, documents, correspondence, data and other pertinent information regarding the Product that is then in the possession or under the control of Spectrum and necessary for Lannett to distribute the Products as herein contemplated. The purchase price for finished goods shall be the then existing transfer price hereunder and the purchase price for such components and materials shall be Spectrum's documented cost thereof.

               9.4 Spectrum shall also have the right to terminate this Agreement and/or suspend further performance under this Agreement without terminating this Agreement, without liability, if: (a) Lannett breaches any of its obligations under this Agreement in any material respect and fails to cure such breach within thirty (30) days of Spectrum's written notice to Lannett of such breach; or (b) Lannett becomes insolvent, makes an assignment for the benefit of creditors or files or has filed against it a petition in bankruptcy or has a receiver, marshal or trustee placed in possession of all or substantially all of Lannett's assets, plant(s), equipment, inventory or raw or finished materials; or (c) Lannett is involved in felonious or fraudulent activities; or (d) Lannett diverts any Product beyond the Territory without prior written approval from Spectrum or amendment of this Agreement.

               9.5 If Spectrum decides to terminate this Agreement as a result of any of the events described in Paragraph 9.4, then Lannett shall immediately transfer to Spectrum ownership of all records, documents, data, correspondence and other pertinent information regarding the sales and marketing of the Product to Spectrum.

               9.6 Notwithstanding any other term of this Agreement but subject to Paragraph 9.1, Spectrum shall have the right to terminate this Agreement by giving at least one-hundred eighty (180) days advance notice of termination to Lannett in order to provide Lannett with the opportunity to replace Spectrum as a supplier without interruption to Lannett's sales efforts.

               9.7 In no event shall any expiration or termination of this Agreement excuse either party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse either party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Paragraphs 9.7, 10, 11, 13, 15, 17, 18, 19, 20 and 21 hereof shall survive any expiration or termination of this Agreement.

          10.  Insurance.

               10.1 Spectrum shall maintain in full force during the term hereof a comprehensive general liability insurance policy including Products Liability coverage with minimum limits of Two Million Dollars ($2,000,000) for bodily injury including death.

               10.2 On or before the date on which Lannett begins to sell the Product, Spectrum shall deliver to Lannett a Certificate of Insurance with a broad form vendors endorsement naming Lannett as an additional insured to verify the coverage provided in Paragraph 10.1, which endorsement provides a thirty (30) day written notice to Lannett of cancellation or non-renewal; and Spectrum shall maintain such endorsement in effect for so long as Spectrum manufactures or processes (or has manufactured or processed for it) any Product for Lannett and for a period of one (1) year thereafter, provided that such insurance coverage is available to Spectrum at a cost reasonable to Spectrum. Spectrum agrees to promptly renew all insurance policies in a timely manner and so notify Lannett with certificates evidencing same. Spectrum further agrees that Spectrum shall notify Lannett at least thirty (30) days in advance of any proposed cancellation of any policies so that negotiations for continuous coverage may be held between Lannett and Spectrum.

               10.3 If Spectrum breaches its obligation with respect to maintaining insurance pursuant to the foregoing, then Lannett may procure such insurance and either charge the cost of the same to Spectrum or offset the cost of such insurance against sums owed by Lannett to Spectrum under this Agreement.

               10.4 Lannett shall maintain in full force during the term hereof a comprehensive general liability insurance policy including Products Liability coverage with minimum limits of Two Million Dollars ($2,000,000) for bodily injury including death.

               10.5 On or before the date on which Lannett begins to sell the Product, Lannett shall deliver to Spectrum a Certificate of Insurance with a broad form vendors endorsement naming Spectrum and Spectrum Pharmaceuticals, Inc. as additional insureds to verify the coverage provided in Paragraph 10.4, which endorsement provides a thirty (30) day written notice to Spectrum of cancellation or non-renewal; and Lannett shall maintain such endorsement in effect for so long as Spectrum manufactures or processes (or has manufactured or processed for it) any Product for Lannett and for a period of one (1) year thereafter, provided that such insurance coverage is available to Lannett at a cost reasonable to Lannett. Lannett agrees to promptly renew all insurance policies in a timely manner and so notify Spectrum with certificates evidencing same. Lannett further agrees that Lannett shall notify Spectrum at least thirty
(30) days in advance of any proposed cancellation of any policies so that negotiations for continuous coverage may be held between Lannett and Spectrum.

               10.6 If Lannett breaches its obligation with respect to maintaining insurance pursuant to the foregoing, then Spectrum may procure such insurance and charge the cost of the same to Lannett.

          11.  Warranty.

               11.1 For the purpose of Section 303 (c) of the U.S. Food, Drug and Cosmetic Act, as amended, each of Spectrum and Lannett warrant and guarantee to the other that each article shipped by them hereunder: (a) will not, on the date of shipment, be adulterated or misbranded (i) within the meaning of such Act, or (ii) within the meaning of any applicable state law in which the definitions of "adulteration" and "misbranding" are substantially the same as those contained in the such Act, as such laws are constituted and effective at the time of such shipment or delivery, and (b) will not be an article which may not under the provisions of Section 404 or 505 of such Act be introduced into interstate commerce.

               11.2 The warranty contained in Paragraph 11.1 shall be binding upon Spectrum with respect to all Product or Product components shipped or delivered to Lannett by or on behalf of Spectrum (including without limitation goods in transit).

               11.3 Lannett warrants that if any packaging is performed by Lannett then neither the packaging nor the Product will be adulterated or misbranded within the meaning of the Act or any applicable state law.

               11.4 The warranty contained in Paragraph 11.3 shall be binding upon Lannett with respect to all Product or Product components shipped or delivered to Spectrum by or on behalf of Lannett (including without limitation goods in transit).

          12. Force Majeure. Either party shall be excused from failure to perform any of its obligations hereunder to the extent such failure is caused by acts of God, fires, floods, wars, acts of terrorism, sabotage, unavailability of raw materials, governmental laws or regulations, labor disputes or strikes or similar occurrences, or any other circumstance or causes beyond the reasonable control of the non-performing party.

          13.  Indemnity and Contribution.

               13.1 Spectrum shall protect, defend, indemnify, and hold Lannett harmless from and against any and all damages, losses, claims, expenses (including without limitation reasonable attorneys' fees), judgments, demands or causes of action of every kind and character arising in favor of any person, including without limitation Spectrum's employees, on account of personal injuries, illness or death, or damages to property occurring, growing out of, incident to, or resulting directly or indirectly from the manufacture, processing or packaging by or for Spectrum of the Product, including components thereof but excluding claims associated with the pharmacology of the active components of the Product and excluding claims covered by Paragraph 13.5.

               13.2 Spectrum shall have no liability for damages or the costs incident thereto caused by negligence or misuse of Lannett.

               13.3 Spectrum will indemnify, defend and hold Lannett harmless from and against all damages, losses, claims, expenses (including without limitation reasonable attorneys' fees), judgments, demands or causes of action of every kind and character arising in favor of any person growing out of, incident to, or resulting directly or indirectly from any claim of patent, copyright or other intellectual property infringement resulting from the manufacturing, processing or packaging processes or the composition of the Product, if such procedures differ from those specified in the ANDA. If the Product is held, or is believed by Spectrum, to infringe, then Spectrum shall have the option, at its expense, to obtain a license or other right to continue using the Product. If, in Spectrum's sole discretion, it is not economically or commercially reasonable to obtain such rights then Spectrum may terminate this Agreement without further liability. This Paragraph states Spectrum's entire liability and Lannett's sole and exclusive remedy for infringement.

               13.4 Both Spectrum and Lannett will promptly notify the other of any actual or threatened judicial or other proceedings which could involve either or both parties. Spectrum and Lannett each reserve the right to defend themselves in any such proceedings, provided however, if indemnity is sought then the party from whom indemnity is sought shall have the right to control the defense of the claim, and the indemnified party may participate with counsel of its choice at its own expense. Spectrum and Lannett shall cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to the Product supplied pursuant to this Agreement. Each party will supply information to the other relevant to any product liability claims and litigation affecting the Product.

               13.5 Lannett shall protect, defend, indemnify, and hold Spectrum harmless from and against any and all damages, losses, claims, expenses (including without limitation reasonable attorneys' fees), judgments, demands or causes of action of every kind and character arising in favor of any person, including without limitation Lannett's employees, on account of personal injuries, illness or death, or damages to property occurring, growing out of, incident to, or resulting directly or indirectly from the processing, packaging, marketing, distribution or sale by Lannett of the Product, including components thereof but excluding claims associated with the pharmacology of the active components of the Product and excluding any claims covered by Paragraphs 13.1 or 13.3.

               13.6 Spectrum and Lannett shall have a contractual right of contribution against one another equivalent to the currently existing rights of contribution among joint tortfeasors under Pennsylvania law with respect to any damages, losses, claims, expenses (including reasonable attorneys' fees), judgments, demands or causes of action of every kind and character arising in favor of any person associated with the pharmacology of the active components of the Product(s).

          14.  Delivery and Freight.

               14.1 Delivery of the Product shall be on notice to Lannett within twelve (12) weeks of receipt of a purchase order, following receipt of FDA approval to market (if applicable), for the first [Intentionally Redacted] batches of Product in accordance with Lannett's instructions. Thereafter, on prior notice, the Product shall be delivered at a rate of not less than [Intentionally Redacted] bottles in finished package form per delivery and Spectrum shall maintain a capability of delivering at least [Intentionally Redacted] bottles of 500 mg per month for the first year of this Agreement. Lannett will provide Spectrum with forecasts for subsequent years in accordance with Paragraph 4 so that Spectrum can accommodate Lannett's needs.

               14.2 Delivery will be made prepaid to all distribution locations designated by Lannett, by such means as may be designated by Lannett, and all freight charges shall be added to the invoice. In the alternative, the orders may be picked up by Lannett's truck.

          15.  Notice.

               15.1 Any notice expressly provided for under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or upon mailing by registered or certified mail, postage prepaid, or upon sending by reputable overnight courier, charges prepaid, to the addresses set forth in the preamble to this Agreement, addressed to the President and one other designated officer as well as a designated attorney or law firm chosen by each party under this Agreement.


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

               15.2 Either party may, by written notice to the other, change its address for receiving such notices. In the event Spectrum desires to change the location of its manufacturing facility for the Product, it will not do so without advance written notice to Lannett.

          16. Assignment. Neither this Agreement nor any interest therein may be assigned, in whole or in part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that Lannett may assign its rights and obligations under this Agreement to an affiliate, division, or subsidiary, in which event such assignee shall assume Lannett's obligations hereunder. However, notwithstanding any such assignment, Lannett shall remain liable in addition to the assignee unless such liability is specifically waived in writing by Spectrum. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Either party may subcontract any of its duties hereunder as contemplated in Paragraph 2.7.

          17. Entire Agreement. This Agreement constitutes the full understanding of the parties hereto regarding the subject matter hereof and may not be affected by any course of prior oral or written representations, agreements or dealings that are not expressly contained in this Agreement. This Agreement may not be modified orally, but only by an instrument in writing, signed by the parties hereto. Any waiver of any provision of this Agreement shall be written form signed by both parties.

          18. Governing Law, Waiver of Jury Trial and ADR. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania. The parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury. All disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by the parties' good faith attempt to negotiate a resolution shall be submitted to final and binding arbitration before JAMS/Endispute, or its successor, in Wilmington, Delaware, USA, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. The arbitration will be conducted in accordance with the provisions of JAMS/Endispute's Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS/Endispute and each other in selecting a single arbitrator who shall be a former judge or justice with substantial experiences in resolving business disputes with particular experience in resolving disputes involving the pharmaceuticals industry. The costs of arbitration will be shared equally by the parties. The provisions of this Paragraph may be enforced by any court of competent jurisdiction. The arbitrator shall not be empowered to award damages in excess of, or inconsistent with, the liability limitations contained in this Agreement. The prevailing party, however, shall be entitled to an award of all costs, fees and expenses, including expert witness fees and attorneys' fees, to be paid by the party against whom enforcement is ordered.

          19. EXCLUSION OF CERTAIN DAMAGES. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE PRODUCT, INCLUDING SPECTRUM'S SUPPLIERS, BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN

CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BECAUSE SOME STATES AND JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY, PORTIONS OF THE ABOVE LIMITATION MAY NOT APPLY IN CERTAIN CIRCUMSTANCES.

          20. Trademarks. Lannett shall advertise, promote, market and sell the Product under any trademark of its choosing. Spectrum shall have no right, title or interest in and to any such trademark. If a joint label is used including the respective trademarks of either Spectrum or Lannett, then those trademarks remain the property of the respective companies.

          21.  Confidentiality, Employees Rights.

               21.1 Neither party shall disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of the other party or any of the other party's affiliates or subsidiaries of which either becomes informed during such period, whether or not developed by the other, if based on information supplied by the other.

               21.2 During the term of this Agreement, Spectrum shall not supply Ciprofloxacin for any other party in the Territory.

               21.3 Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind the other party in any manner or with respect to anything, whatsoever.

          22.  Severability.

               22.1 Each provision of this Agreement is intended to be severable from the others, so that if any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions of the terms hereof.

               22.2 The parties to this Agreement specifically acknowledge the drafting of this Agreement to be the product of both parties. Neither party may attempt to claim the other party was the sole drafting party due to any ambiguity in the language in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the day and year first above written.

LANNETT COMPANY, INC.                              NEOJB LLC



By: /s/ Lawrence Dalesandro               By: /s/ Rajesh C. Shrotriya
    ------------------------------            ----------------------------------
    Lawrence Dalesandro,                      Title: CEO
    Title: Chief Financial Officer                   ---------------------------

                                JOINDER/GUARANTEE

     The undersigned, a Delaware corporation, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby agree to be bound by all of the terms and conditions of the Supply, Development and Marketing Agreement, dated as of August 15, 2003, entered into by and between LANNETT COMPANY, INC., a Delaware corporation (hereinafter referred to as "Lannett"), and NEOJB LLC, a Delaware limited liability company (hereinafter referred to as "Spectrum"), relating to the development, supply and marketing of certain pharmaceutical products (the "Agreement").

     In particular, the undersigned corporation agrees that, if Spectrum should fail or refuse to perform any of its duties, obligations or responsibilities under the Agreement, the undersigned shall be obligated to perform any such duty, obligation and/or responsibility.

                                         SPECTRUM PHARMACEUTICALS, INC.


                                         By:    /s/ Rajesh C. Shrotriya
                                                --------------------------------
                                         Title: CEO
                                                --------------------------------

                                    EXHIBIT A

1. Product: Ciprofloxacin Hydrochloride, in tablet form, in the following dosages: 250 mg, 500 mg and 750 mg.


2. Transfer Costs:

Potency       Primary Config.(A)      Annual Forecast(B)          Transfer Cost
-------       --------------          ---------------             -------------
250 mg              100's             [Intentionally Redacted]    [Intentionally Redacted]

500 mg              100's             [Intentionally Redacted]    [Intentionally Redacted]

750 mg               50's             [Intentionally Redacted]    [Intentionally Redacted]

NOTES:
-----
(A):    [Intentionally Redacted]

(B):    [Intentionally Redacted]

(C):    [Intentionally Redacted]


[Intentionally Redacted] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.